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                                                                     EXHIBIT 5.1





May 22, 1995



Cooper Cameron Corporation
515 Post Oak Boulevard, Suite 1200
Houston, Texas 77027

     Re:  Opinion as to legality of Common Stock

Gentlemen:

     I have examined the Restated Certificate of Incorporation, the Bylaws and the corporate proceedings of Cooper Cameron Corporation, a Delaware corporation ("Company"), and the Form S-3 Registration Statement relating to the registration with the United States Securities and Exchange Commission under the Securities Act of 1933 of the 3,625,000 shares (the "Shares") of outstanding common stock, par value of $.01 per share, of the Company ("Common Stock") for the purpose of offering to the public, and have made such other examinations as I deem necessary in the premises; and from such examinations I am of the opinion that the Shares have been duly authorized by all necessary corporate action and are validly issued, fully paid and nonassessable outstanding shares of Common Stock.

     I consent to the references to me under the caption "Legal Matters" in the Company's Form S-3 Registration Statement relating to the Shares, and in the related Prospectus.

                                                  Very truly yours,



                                                  /s/ Franklin Myers

                                                  Franklin Myers,
                                                  Senior Vice President,
                                                   General Counsel
                                                   and Corporate Secretary